Exhibit 99.1


[ST. PAUL TRAVELERS LOGO]                             [NUVEEN INVESTMENTS LOGO]

          Nuveen Investments and St. Paul Travelers Announce Plans For the Sale of St. Paul Travelers' Stake in Nuveen

CHICAGO, IL and SAINT PAUL, MN - March 25, 2005 -- Nuveen Investments, Inc. (NYSE: JNC), and The St. Paul Travelers Companies, Inc. (NYSE: STA), announced today that St. Paul Travelers is implementing a program to sell its equity interest in Nuveen Investments. The program has three parts:

     o St. Paul Travelers will sell 39.6 million Nuveen shares, exclusive of an underwriters' over-allotment option, through a public secondary offering. Nuveen Investments will be filing a prospectus supplement for the secondary offering;

     o Additionally, Nuveen Investments intends to repurchase $600 million of Nuveen shares from St. Paul Travelers at the price of the secondary offering, net of the underwriters' discount; and

     o Finally, St. Paul Travelers will enter into forward sale agreements with affiliates of Merrill Lynch and Morgan Stanley, with respect to its remaining equity interest in Nuveen Investments, or approximately
          13.5 million shares. Merrill Lynch and Morgan Stanley will in turn each issue public securities mandatorily exchangeable into shares of Nuveen.

The objective of the transactions is for St. Paul Travelers to sell its entire interest in Nuveen Investments, resulting in Nuveen Investments becoming a fully independent, publicly traded company.

Merrill Lynch & Co., Morgan Stanley and Citigroup will act as the joint bookrunners and lead managers in the underwritten common stock offering, and Merrill Lynch & Co. and


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Morgan Stanley will also act as joint bookrunners of the mandatorily exchangeable securities.

The transactions described in this announcement are subject to market conditions and other factors, and there can be no assurance that the transactions will be completed as contemplated or that St. Paul Travelers will sell all or any of its shares in Nuveen. This announcement is not an offer to sell, or the solicitation of an offer to buy, any of the securities described in this press release.

Interested parties may obtain a written prospectus relating to the common stock offering from Merrill Lynch Pierce Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, or Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013.

This press release contains certain forward-looking statements under the federal securities laws. These statements are based on management's current expectations and are subject to significant uncertainty and changes in circumstances. Actual events, including Nuveen Investments' actual future results, may differ significantly from those anticipated in any forward looking statements due to numerous factors. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including those set forth in filings with the SEC by Nuveen Investments' and St. Paul Travelers. Nuveen Investments and St. Paul Travelers undertake no responsibility to publicly update or revise any forward-looking statements.

Contacts:

  Nuveen Investments, Inc.                The St. Paul Travelers Companies, Inc.
  333 West Wacker Drive                   385 Washington Street
  Chicago, IL 60606                       St. Paul, MN 55102

  Media:                                  Media:
  Laurel O'Brien, 610-293-2402            Joan Palm, 651-310-2685
                                          or
  Institutional Investors:                Marlene Ibsen, 860-277-9039
  Peggy Wilson, 312-917-6801
                                          Institutional Investors:
                                          Maria Olivo, 860-277-8330

                                          Individual Investors:
                                          Marc Parr, 860-277-0779